EXHIBIT 99
                                 ----------

January 25, 2005

FOR IMMEDIATE RELEASE:

CONTACT:
      Robert M. Smith, President or
      Michael L. Gampp, CFO
      ASB Financial Corp.
      503 Chillicothe Street
      Portsmouth, Ohio 45662-4015
      (740) 354-3177


ASB Financial Corp. Reports Net Earnings For The Six and Three Month Periods Ended December 31, 2004

Portsmouth, Ohio - ASB Financial Corp., parent company of American Savings Bank, fsb, reported net earnings for the six months ended December 31, 2004 of $1.0 million, or $.60 per diluted share, essentially unchanged from the net earnings of $1.0 million, or $.59 per diluted share, for the six months ended December 31, 2003.

The $9,000, or .9%, increase in net earnings resulted primarily from a $18,000, or .6%, increase in net interest income, a $4,000, or 8.0%, decrease in net provision for losses on loans, a $30,000, or a 1.6%, decrease in general, administrative and other expense, which were partially offset by a $2,000, or .6%, increase in provision for federal income taxes and a $41,000, or a 10.8% decrease in other income. The increase in net interest income resulted primarily from a $203,000, or 4.6%, increase in total interest income, which was partially offset by a $185,000, or a 12.6% increase in total interest expense, due to the increasing interest rate environment over the past year. The decrease in general, administrative and other expense is due primarily to decreases in audit, legal, compliance and other operating expenses. The increase in federal income taxes is due to the increase in net income.

Net earnings for the three months ended December 31, 2004 totaled $520,000, or $.30 per diluted share, compared to net earnings of $511,000, or $.30 per diluted share, for the quarter ended December 31, 2003. The increase in net earnings of $9,000, or 1.8%, was due primarily to a $49,000, or 5.0%, decrease in general, administrative and other expenses and a $3,000 or 10.7% decrease in provision for losses on loans, which were partially offset by a $26,000, or 1.7%, decrease in net interest income, a $9,000, or 6.0%, increase in provision for federal income taxes and a $8,000 or 4.7%, decrease in other income.

At December 31, 2004, ASB Financial Corp. reported total assets of $172.9 million, total liabilities of $154.3 million, including deposits of $138.0 million, and shareholders' equity of $18.7 million.

American Savings Bank, fsb, serving Portsmouth, Waverly and the Southern Ohio area was founded in 1892. The common shares of ASB are listed on the NASDAQ under the symbol ASBP.

                             ASB Financial Corp.
          CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                               (In thousands)


                                                December 31,    September 30,
      ASSETS                                            2004             2004

Cash and cash equivalents                           $  5,638         $  4,914
Investment securities                                 10,935           11,561
Mortgage-backed securities                            11,287           12,957
Loans receivable                                     137,987          135,225
Other assets                                           7,114            4,549
                                                    --------         --------

      Total assets                                  $172,961         $169,206
                                                    ========         ========

      LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                            $138,035         $136,708
Borrowings                                            14,952           12,601
Other liabilities                                      1,313            1,795
                                                    --------         --------
      Total liabilities                              154,300          151,104

Shareholders' equity                                  18,661           18,102
                                                    --------         --------

      Total liabilities and shareholders' equity    $172,961         $169,206
                                                    ========         ========

                             ASB Financial Corp.
                CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                      (In thousands, except share data)


                                             Six months ended    Three months ended
                                               December 31,         December 31,
                                               2004      2003      2004        2003

Total interest income                        $4,620    $4,417    $2,313      $2,222

Total interest expense                        1,649     1,464       840         723
                                             ------    ------    ------      ------

      Net interest income                     2,971     2,953     1,473       1,499

Net provision for losses on loans                46        50        25          28
                                             ------    ------    ------      ------

      Net interest income after provision
       for losses on loans                    2,925     2,903     1,448       1,471

Other income                                    340       381       162         170

General, administrative and other expense     1,896     1,926       932         981
                                             ------    ------    ------      ------

      Earnings before income taxes            1,369     1,358       678         660

Federal income taxes                            348       346       158         149
                                             ------    ------    ------      ------

      NET EARNINGS                           $1,021    $1,012    $  520      $  511
                                             ======    ======    ======      ======

      EARNINGS PER SHARE
        Basic                                $  .60    $  .61    $  .31      $  .31
                                             ======    ======    ======      ======

        Diluted                              $  .60    $  .59    $  .30      $  .30
                                             ======    ======    ======      ======